Exhibit 10.1

                         PROMISSORY NOTE

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   Principal    Loan Date    Maturity  Loan No.  Call  Collateral
$20,000,000.00  01/31/2001  04-30-2001   9001     4A0     0001

                   Account      Officer   Initials
                   9034018       66913
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    References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
    Any item above containing "****" has been omitted due to text length limitations
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Borrower:                            Lender:
         Laclede Gas Company                Commerce Bank, N.A.
         720 Olive Street                   Clayton Banking Center
         St. Louis, MO  63101               8000 Forsyth
                                            Clayton, MO 63105

Principal Amount:  $20,000,000.00          Initial Rate:  6.230%

                                             Date of Note:  January 31, 2001

PROMISE TO PAY. Laclede Gas Company ("Borrower") promises to pay to Commerce Bank, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Twenty Million & 00/100 Dollars ($20,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance. PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on April 30, 2001. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning February 28, 2001, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.
VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the effective rate for Federal Funds transactions for the immediately preceding business day as quoted by the Federal Reserve Bank of New York, which rate will change daily, rounded to the nearest basis point (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Rates of interest tied to the Index shall change with and be effective on the date of each change in the Index. The initial rate and the current Index described above are based on the information available as of the date of preparation of this note and is subject to change if there is any change in the Index between the note

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preparation date and the Loan Date and Date of Note recited above.  Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.980% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 0.250 basis points in excess of the Index, resulting in an initial rate of 6.230%, with no change in the basis points in excess of the Index until February 1, 2001. Beginning February 1, 2001 and on the 1st day of each month thereafter ("Basis Points Change Date"), the basis points in excess of the Index will be based on the Standard & Poors Long-Term Issue Credit Ratings of Borrower ("S & P Rating") as set forth in the grid below, which is a current evaluation of the following: (a) Borrower's ability to meet the terms of its financial obligations; (b) the nature of Borrower's financial obligations; and (c) whether Borrower has sought protection afforded by bankruptcy and other laws affecting creditors' rights. The S & P Rating as of each Basis Points Change Date shall mean the S & P Rating as of the last day of the calendar month ending prior to the Basis Points Change Date. For example, the basis points in excess of the Index on the 1st day of February, 2001 shall be based upon the S & P Rating on January 31, 2001. At any time that Bank is unable to obtain a S & P Rating for the Borrower, the interest rate
shall be at the Prime Rate.   As used herein Prime Rate shall mean the per
annum rate from time to time announced by Bank at its main office in
Clayton, Missouri as the prime rate, or as the case may be, the base, reference or other rate then in use for commercial loan reference rates, not necessarily the lowest or even a favored rate, which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Rates of interest tied to the Prime Rate shall change
with and be effective on the date of change in the Prime Rate.    Borrower
shall also pay a nonusage fee equal to the percentages referenced in the grid below based upon the applicable S & P Rating, times the average unused amount available under this Note, which will be billed monthly and payable within fifteen (15) days of receiving notice from Lender for the same.
NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.


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 S & P Long Term      Interest Rate - Federal Funds plus
Issue Credit Rating     the basis points listed below:    Nonsuage Fee (sic)
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  AA- or higher                     0.25%                       0.00%
      A+                            0.50%                       0.05%
      A                             1.00%                       0.10%
      A- or lower                   1.50%                       0.15%
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PREPAYMENT.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default),
except as otherwise required by law.   Except for the foregoing, Borrower
may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed

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amount must be mailed or delivered to:  Commerce Bank, N.A.; Clayton Banking
Center; 8000 Forsyth; PO Box 11573; St. Louis, MO  63105.
LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $50.00, whichever is less.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 3.250 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law.
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

     Payment Default. Borrower fails to make any payment when due under this Note.
     Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or any note describing indebtedness owed by Borrower to Lender, or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
     Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.
     False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
     Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
     Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
     Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.
     Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
     Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
     Insecurity.  Lender in good faith believes itself insecure.

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LENDER'S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Missouri. This Note has been accepted by Lender in the State of Missouri.
RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or as provided in this paragraph. Resolutions Regarding Commerce Bank Credit Facility dated January 25, 2001, which is attached hereto. Lender may, but need not, require that all oral requests be confirmed in writing. The persons currently authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of his or her authority are the persons listed in the Borrower's Certificate of Incumbency with Signatures dated January 31, 2001, which is attached hereto. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.
LINE OF CREDIT PROCEEDS. Use all LINE OF CREDIT proceeds solely for the following specific purposes: Working Capital.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such

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parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.
BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.


BORROWER:

LACLEDE GAS COMPANY


By: /s/ Ronald L. Krutzman




























  [LASER PRO Lending, Reg. U.S. Pat. & T.M. OFF., Ver. 5.14.00.06 (c)
Concentrex 1997, 2000.   All Rights Reserved.   - MO  c:\lp50\CFI\LPL\D20.FC
TR-7414  PR-4]

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

                            ADDENDUM TO
                          PROMISSORY NOTE

        This addendum is being made and entered into as of January 31, 2001 and shall constitute an addendum to the promissory note dated January 31, 2001 in the amount of $20,000,000 from Laclede Gas Company (the "Borrower") to Commerce Bank, N. A. (the "Lender") (said promissory note and addendum being hereafter called the "Note").

        Now, therefore, the Borrower and the Lender agree as follows:

1. The complete and correct name of the Borrower is "Laclede Gas Company." The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of the State of Missouri, (b) has all requisite power required to carry on its business as now conducted, (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a material adverse effect on the Borrower and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing, except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a material adverse effect on Borrower's business or financial condition.

2.      The Borrower's principal office is at 720 Olive Street, St.
        Louis, MO 63101 and it will notify the Lender of any change in the location of the Borrower's principle office.

3. The Borrower will do all things necessary to (a) preserve and keep in full force and effect its existence and all permits, licenses, franchises and other rights material to the conduct of its business or the ownership of its property or assets and (b) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property or assets requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a material adverse effect on Borrower's business or financial condition.

4. The Borrower will comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower is subject.

5. Attached to this addendum is a certificate of incumbency relative to the authorized officers.

6. The Borrower will promptly notify the Lender in a writing delivered to the Lender at its address as shown on the Note of any change in the Borrower's name and any change in the authorized officers.

7.      In the "DEFAULT" section of the Note, the subsection labeled
        "Events Affecting Guarantor" is hereby deleted and the subsection labeled "Change in Ownership" is amended by adding to the end of the sentence "but specifically excluding any change in ownership of Borrower's common stock due to the holding company formation as proposed in the Borrower's proxy statement for its annual meeting on January 25, 2001."

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        In Witness whereof, the parties hereto have caused this Addendum to be executed by their respective duly authorized officers as of the date first written above.

        Commerce Bank, N. A.               Laclede Gas Company


        By: /s/ Robert M. Sander, AVP      By: /s/ Ronald L. Krutzman























































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